Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-228028) of Royale Energy, Inc. of our report dated July 10, 2026, relating to the statement of revenues and direct operating expenses of the Pradera Fuego Acquisition Properties which appears in this Form 8-K/A.

/s/ BDO USA, P.C.

Houston, TX

July 10, 2026